UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

CAZOO GROUP LTD.

(Name of Issuer)

Class A Ordinary Shares, par value $0.20 per share

(Title of Class of Securities)

G2007L121

(CUSIP Number)

Michael Ellis
Chief Operating Officer & Chief Compliance Officer

Inherent Group, LP

450 Lexington Avenue, #4503

New York, NY 10163

(646) 494-0202

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

November 6, 2024

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G2007L121	13D

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inherent Credit Opportunities, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 36,466
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 36,466

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,466
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%[1]
14.	TYPE OF REPORTING PERSON (see instructions) PN

1 The percentages set forth herein are calculated based on 4,898,984 Ordinary Shares estimated to be outstanding as of May 31, 2024, as reported in the Issuer’s Form 6-K filed with the SEC on June 21, 2024.

CUSIP No. G2007L121	13D

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inherent Credit Opportunities GP, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 36,466
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 36,466

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,466
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%[2]
14.	TYPE OF REPORTING PERSON (see instructions) PN, HC

2 The The percentages set forth herein are calculated based on 4,898,984 Ordinary Shares estimated to be outstanding as of May 31, 2024, as reported in the Issuer’s Form 6-K filed with the SEC on June 21, 2024.

CUSIP No. G2007L121	13D

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inherent ESG Opp GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 36,466
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 36,466

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,466
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%[3]
14.	TYPE OF REPORTING PERSON (see instructions) HC

3 The percentages set forth herein are calculated based on 4,898,984 Ordinary Shares estimated to be outstanding as of May 31, 2024, as reported in the Issuer’s Form 6-K filed with the SEC on June 21, 2024.

CUSIP No. G2007L121	13D

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inherent ESG Opportunity Master, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (see instructions) PN

CUSIP No. G2007L121	13D

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inherent ESG Opportunity GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 0
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14.	TYPE OF REPORTING PERSON (see instructions) HC

CUSIP No. G2007L121	13D

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inherent Private Opportunities 2021, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) WC
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 92,851
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 92,851

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,851
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%[4]
14.	TYPE OF REPORTING PERSON (see instructions) PN

4 The percentages set forth herein are calculated based on 4,898,984 Ordinary Shares estimated to be outstanding as of May 31, 2024, as reported in the Issuer’s Form 6-K filed with the SEC on June 21, 2024.

CUSIP No. G2007L121	13D

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inherent Capital, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 92,851
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 92,851

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,851
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%[5]
14.	TYPE OF REPORTING PERSON (see instructions) HC

5 The percentages set forth herein are calculated based on 4,898,984 Ordinary Shares estimated to be outstanding as of May 31, 2024, as reported in the Issuer’s Form 6-K filed with the SEC on June 21, 2024.

CUSIP No. G2007L121	13D

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inherent Management Corporation
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 92,851
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 92,851

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,851
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%[6]
14.	TYPE OF REPORTING PERSON (see instructions) IA, CO

6 The percentages set forth herein are calculated based on 4,898,984 Ordinary Shares estimated to be outstanding as of May 31, 2024, as reported in the Issuer’s Form 6-K filed with the SEC on June 21, 2024.

CUSIP No. G2007L121	13D

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inherent Group, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 36,466
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 36,466

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,466
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%[7]
14.	TYPE OF REPORTING PERSON (see instructions) IA,PN

7 The percentages set forth herein are calculated based on 4,898,984 Ordinary Shares estimated to be outstanding as of May 31, 2024, as reported in the Issuer’s Form 6-K filed with the SEC on June 21, 2024.

CUSIP No. G2007L121	13D

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inherent Group GP, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 36,466
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 36,466

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 36,466
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.7%[8]
14.	TYPE OF REPORTING PERSON (see instructions) HC

8 The percentages set forth herein are calculated based on 4,898,984 Ordinary Shares estimated to be outstanding as of May 31, 2024, as reported in the Issuer’s Form 6-K filed with the SEC on June 21, 2024.

CUSIP No. G2007L121	13D

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Anthony Davis
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	SOURCE OF FUNDS (see instructions) AF
5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7.	SOLE VOTING POWER 0
	8.	SHARED VOTING POWER 129,317
	9.	SOLE DISPOSITIVE POWER 0
	10.	SHARED DISPOSITIVE POWER 129,317

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 129,317
12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6%[9]
14.	TYPE OF REPORTING PERSON (see instructions) IN

9 The percentages set forth herein are calculated based on 4,898,984 Ordinary Shares estimated to be outstanding as of May 31, 2024, as reported in the Issuer’s Form 6-K filed with the SEC on June 21, 2024.

CUSIP No. G2007L121	13D

Item 1.  Security and Issuer.

This Amendment No. 1 (“Amendment No. 1”) amends the statement on Schedule 13D filed with the Securities and Exchange Commission on December 21, 2023. This Amendment No. 1 relates to Class A ordinary shares, par value $0.20 (the “Ordinary Shares”) of Cazoo Group Ltd., a Cayman Islands exempted company (the “Issuer”). The principal executive office of the Issuer is located at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Item 2.  Identity and Background.

Item 2(a) and (b) of the Schedule 13D are hereby amended and restated in their entirety as follows:

(a) This Statement is filed by

(i) Inherent Credit Opportunities, LP, a Delaware limited partnership (the “Credit Fund”);

(ii) Inherent Credit Opportunities GP, LP, a Delaware limited partnership (the “Credit GP”) and general partner of the Credit Fund;

(iii) Inherent ESG Opportunity Master, LP, a Cayman Islands exempted limited partnership (the “ESG Master Fund”);

(iv) Inherent ESG Opportunity GP, LLC, a Delaware limited liability company (the “ESG GP”) and general partner of the ESG Master Fund;

(v) Inherent ESG Opp GP, LLC, a Delaware limited liability company (“ESG Opp GP”) and general partner of each of the Credit GP and the ESG GP;

(vi) Inherent Private Opportunities 2021, LP, a Delaware limited partnership (“IPO2021” and together with the Credit Fund and the ESG Master Fund, the “Funds”);

(vii) Inherent Capital, LLC, a Delaware limited liability company (“IPO2021 GP”) and general partner of IPO2021;

(viii) Inherent Management Corp., a Delaware corporation (“IMC”) and investment adviser to IPO2021;

(ix) Inherent Group, LP, a Delaware limited partnership (“Inherent”) and investment adviser to each of the Credit Fund and the ESG Master Fund;

(x) Inherent Group GP, LLC, a Delaware limited liability company (“Inherent GP”) and the general partner of Inherent; and

(xi) Anthony Davis, a United States citizen and the chief executive officer and chief investment officer of Inherent and director of IMC (“Mr. Davis” and together with the persons listed in (i) through (x), the “Reporting Persons”).

(b) The principal business address of the ESG Master Fund is c/o Maples Corporate Services Ltd., Ugland House, South Church Street, Grand Cayman, Cayman Islands KY1-1104. The principal business address of the Reporting Persons (other than the ESG Master Fund) is 450 Lexington Avenue, #4503, New York, NY 10163.

Item 5.  Interest in Securities of the Issuer.

(a) and (b)

Items 7 through 11 and 13 of each of the cover pages of this Schedule 13D are incorporated herein by reference.

The percentages reported in this Schedule 13D are calculated based upon 4,898,984 Ordinary Shares estimated to be outstanding as of May 31, 2024, as reported in the Issuer’s Form 6-K filed with the SEC on June 21, 2024.

Credit GP and ESG Opp GP disclaim beneficial ownership over all securities beneficially owned by the Credit Fund, other than for the purpose of determining obligations under the Exchange Act, and the filing of this Schedule 13D shall not be deemed an admission that Credit GP and ESG Opp GP are the beneficial owners of such securities for any other purpose.

ESG GP and ESG Opp GP disclaim beneficial ownership over all securities beneficially owned by the ESG Master Fund, other than for the purpose of determining obligations under the Exchange Act, and the filing of this Schedule 13D shall not be deemed an admission that ESG GP and ESG Opp GP are the beneficial owners of such securities for any other purpose.

IPO2021 GP and IMC disclaim beneficial ownership over all securities beneficially owned by IPO2021, other than for the purpose of determining obligations under the Exchange Act, and the filing of this Schedule 13D shall not be deemed an admission that IPO2021 GP and IMC are the beneficial owners of such securities for any other purpose.

Inherent, Inherent GP and Mr. Davis disclaim beneficial ownership over all securities beneficially owned by the Credit Fund and the ESG Master Fund, other than for the purpose of determining obligations under the Exchange Act, and the filing of this Schedule 13D shall not be deemed an admission that Inherent, Inherent GP and Mr. Davis are the beneficial owners of such securities for any other purpose.

IMC and Mr. Davis disclaim beneficial ownership over all securities beneficially owned by IPO2021, other than for the purpose of determining obligations under the Exchange Act, and the filing of this Schedule 13D shall not be deemed an admission that IMC and Mr. Davis are the beneficial owners of such securities for any other purpose.

(c) The following transactions have been effected by the following Reporting Person over the last 60 days. All of the below transactions were effected on the OTC Pink Marketplace.

Reporting Person	Trade Date	Quantity	Price
ESG Master Fund	07/26/2024	8,514	$0.1
Credit Fund	07/26/2024	1,486	$0.1
ESG Master Fund	07/29/2024	116	$0.1
Credit Fund	07/29/2024	20	$0.1
ESG Master Fund	08/01/2024	7,507	$0.1
Credit Fund	08/01/2024	1,311	$0.1
ESG Master Fund	11/06/2024	208,849	$0.0005

(d) Not applicable.

(e) The Reporting Persons ceased to be the beneficial owners of more than 5% of the Ordinary Shares on November 6, 2024.

CUSIP No. G2007L121	13D

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 15, 2024

INHERENT CREDIT OPPORTUNITIES, LP
By: Inherent Credit Opportunities GP, LP, its general partner
By: Inherent ESG Opp GP, LLC, its general partner

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: COO & CCO

Inherent Credit Opportunities GP, LP
By: Inherent ESG Opp GP, LLC, its general partner

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: COO & CCO

INHERENT ESG OPPORTUNITY MASTER, LP
By: Inherent ESG Opportunity GP, LLC, its general partner
By: Inherent ESG Opp GP, LLC, its managing member

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: COO & CCO

INHERENT ESG OPPORTUNITY GP, LLC
By: Inherent ESG Opp GP, LLC, its managing member

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: COO & CCO

INHERENT ESG OPP GP, LLC

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: COO & CCO

INHERENT PRIVATE OPPORTUNITIES 2021, LP
By: Inherent Capital, LLC, its general partner
By: Inherent Management Corporation, its managing member

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: Director

INHERENT CAPITAL, LLC
By: Inherent Management Corporation, its managing member

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: Director

INHERENT MANAGEMENT CORPORATION

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: Director

INHERENT GROUP, LP
By: Inherent Group GP, LLC, its general partner

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: COO & CCO

INHERENT GROUP GP, LLC

By:	/s/ Michael Ellis
Name: Michael Ellis
Title: COO & CCO

ANTHONY DAVIS

By:	/s/ Anthony Davis